SEYMOUR PROPERTY OPTION AGREEMENT


          THIS AGREEMENT dated for reference June 13, 2003


BETWEEN:

      ATAC RESOURCES LTD., a company incorporated pursuant to the laws of British Columbia with an office located at #1016 - 510 West Hastings Street, Vancouver, British Columbia, V6B 1L8;

      ( "ATAC")

                                                OF THE FIRST PART

AND:

      DANELI VENTURES INC., a company incorporated under the laws of Nevada, United States of America with an office located at 1898 Peardonville Road, Abbotsford, BC V4X 2M4;

      ("Daneli")

                                                OF THE SECOND PART

WHEREAS:

A. ATAC is the beneficial owner of certain mineral claims located in the Yukon Territory, Canada, which are more particularly described in Schedule "A" attached which forms a material part of this Agreement (collectively, the "Property");and

B. ATAC has agreed to grant to Daneli the sole and exclusive option to acquire a 50% interest in the Property and to explore the Property upon the terms and conditions hereinafter set forth;

      NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.      ATAC?S REPRESENTATIONS AND WARRANTIES

1.1     ATAC represents and warrants to Daneli that:

      (a) ATAC is the beneficial owner of the Property and holds the right to explore and develop the Property;

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                                 2
      (b) The Property is registered with the Mining Recorder in Whitehorse in the name of Archer, Cathro & Associates (1981) Limited ("AC81") which holds it in trust for ATAC. ATAC will arrange for AC81 to transfer a 50% interest in the Property to Daneli upon execution of this Agreement;

      (c) ATAC holds the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are due in respect of the Property and ATAC has a free and unimpeded right of access to the Property and has the use of the Property surface for the herein purposes;

      (d) the Property has, to the best of ATAC's knowledge, been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Yukon Territory and is in good standing in the Yukon Territory with respect to all filings, fees, taxes, assessments, work commitments or other conditions as of the date of the Agreement and until the dates set out in Schedule "A";

      (e) there are no adverse claims or challenges against or to ATAC's ownership of or title to the Property nor to the knowledge of ATAC is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof and no person or company has any royalty or other interest whatsoever in production from the Property;

      (f) ATAC has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever of which ATAC is a party or by which it is bound or to which it is subject;

      (g) no proceedings are pending for, and ATAC is unaware of any basis for, the institution of any proceedings which could lead to the placing of ATAC in bankruptcy, or in any position similar to bankruptcy; and

      (h) the Property is not the whole or substantially the whole of the undertaking of ATAC.

1.2      The representations and warranties of  ATAC set out in paragraph
1.1 above form a part of this Agreement, are provided for the exclusive benefit of Daneli and a breach of any one or more thereof may be waived by Daneli in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and are conditions upon which Daneli has relied in entering into this Agreement and shall survive the execution of this Agreement and the acquisition of any interest in the Property by Daneli or any transfers, assignments, deeds or further documents respecting the Property.

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                                 3
1.3 ATAC will indemnify Daneli from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by ATAC and contained in this Agreement.

2.      DANELI'S REPRESENTATIONS AND WARRANTIES

      Daneli warrants and represents to ATAC that it is a body corporate, duly incorporated under the laws of Nevada in the United States of America with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3.      DANELI'S COVENANTS

      Daneli hereby covenants and agrees with  ATAC that Daneli will:

      (a) carry out and record, or cause to be carried out and recorded, all required assessment work on the Property, pay all taxes, levies and duly make all other expenditures as may be required in order to maintain the Property in good standing at all times;

      (b) keep the Property clear of liens and other charges arising from its operations thereon;

      (c) carry on all operations on the Property in compliance with all applicable governmental regulations and restrictions;

      (d) pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or its operations thereon; and

      (e) indemnify and hold ATAC harmless from any and all liabilities including but not limited to environmental costs, damages or charges arising from the failure of Daneli to comply with the covenants contained in this Agreement as well as any applicable law or regulation or other liability arising from its operations on the Property.

4.      GRANT OF OPTION

      ATAC hereby gives and grants to Daneli the sole and exclusive right and option to acquire a 50% undivided right, title and interest in and to the Property (the "Option"), free and clear of all charges, encumbrances and claims not resulting from Daneli's actions, by performing the acts and deeds and paying the sums provided for in paragraph 5.

5.      CONSIDERATION FOR THE GRANT OF OPTION

5.1 In order to acquire a 50% undivided right, title and interest in and to the Property, Daneli shall be obligated to:

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                                4

            Cash Payments
            -------------
      (a)   Pay to ATAC  cash payments totalling  $23,000 as follows:

            (i)   $5,000 on signing this Agreement;

            (ii)  an additional $2,000 by May 31, 2004;

            (iii) an additional $4,000 by May 31, 2005;

            (iv)  an additional $4,000 by May 31, 2006;

            (v)   an additional $8,000 by May 31, 2007.

            Expenditure Commitments
            -----------------------

      (b) Incur exploration and development expenditures for work on the Property totalling at least $500,000 as follows:

            (i)   $10,000 by  December 31, 2003;

            (ii)  an additional $20,000 by  December 31, 2004;

            (iii) an additional $50,000 by  December 31, 2005;

            (iv)  an additional $120,000 by  December 31, 2006; and

            (v)   an additional $300,000 by  December 31, 2007.

In the event that Daneli spends, in any of the above periods, less than the specified sum, it may pay to ATAC the difference between the amount it actually spent and the specified sum before the expiry of that period in full satisfaction of the exploration and development expenditures to be incurred. In the event that Daneli spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration and development expenditures to be incurred in succeeding periods.

5.2 For the purpose of this Agreement, the area covered by the Property shall include an area of influence surrounding the outer perimeter of the Property to a maximum of two kilometres (the "Area of Influence") and all mineral concessions, interests or rights acquired (collectively, the "Interests"), directly or indirectly, within the Area of Influence by either party between the date of signing of this Agreement and prior to the exercise of the Option shall become part of this Agreement.

5.3 After the exercise of the Option, a party acquiring an interest in mineral claims within the Area of Influence must offer the other party a 14 day option to purchase an interest in such claims equal to its working interest in the Joint Venture (as defined in paragraph 10) by

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                                  5

paying its
proportional share of the acquisition, staking and other out-of-pocket costs relating to the mineral claims. In such event, the newly acquired mineral claims will then form a part of the Property and be subject to the terms of this Agreement and the Joint Venture.

6.      RIGHT TO ABANDON PROPERTY INTERESTS

6.1 Should Daneli, in its sole discretion, determine that any part of the Property no longer warrants further exploration and development, then Daneli may abandon such interest or interests without affecting its rights or obligations under this Agreement, so long as Daneli provides ATAC with 30 days notice of its intention to do so.

6.2 Any part of the Property that Daneli returns to ATAC in accordance with paragraph 6.1 shall have a minimum of one year of assessment work credited against it at the time of return.

7.      TERMINATION OF OPTION

7.1 Subject to paragraph 7.2, the Option shall terminate if Daneli fails to make the required cash payments or expenditure commitments in accordance with paragraph 5.1 herein within the time periods specified therein.

7.2 If Daneli shall be in default of any requirements set forth in paragraph 5.1 herein, ATAC shall give written notice to Daneli specifying the default and Daneli shall not lose any rights granted under this Agreement, unless within 15 days after the giving of notice of default by ATAC, Daneli has failed to take reasonable steps to cure the default by the appropriate performance.

7.3      If the Option is terminated in accordance with paragraphs 7.1 and
7.2 herein, Daneli shall have no interest in or to the Property, shall immediately arrange for transfer of its registered 50% interest in the Property back to ATAC, and the expenditures and payments made by Daneli to or on behalf of ATAC under this Agreement shall be non-refundable by ATAC to Daneli for which Daneli shall have no recourse.

8.      ACQUISITION OF INTERESTS IN THE PROPERTY

      At such time as Daneli has made the required cash payment and exploration expenditures in accordance with paragraph 5.1 herein, within the time periods specified therein, then the Option shall be deemed to have been exercised by Daneli, and Daneli shall have thereby, without any further act, acquired a 50% undivided right, title and interest in and to the Property free and clear of all charges, encumbrances and claims not caused by Daneli's actions..

9.      OPERATOR

      Daneli will act as the operator ("the "Operator") of the Property under this Agreement.

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                                6

 10.      RIGHT OF ENTRY & CONFIDENTIAL INFORMATION

10.1 From the date of this Agreement to and including the date of exercise or termination of the Option, the directors and officers of Daneli and its servants, agents and independent contractors, shall have the right in respect of the Property to:

      (a)  enter thereon;

      (b)  have exclusive and quiet possession thereof;

      (c) do such prospecting, exploration, development and other mining work as Daneli in its sole discretion may determine advisable;

      (d) bring upon and erect upon the Property such buildings, plant, machinery and equipment as Daneli may deem advisable;

      (e) remove and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests;
and

      (f)  act as  the Operator of the Property.

10.2 No information furnished by Daneli to ATAC hereunder in respect of the activities carried out on the Property by Daneli shall be published or disclosed by ATAC without the prior written consent of Daneli, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

10.3 Daneli shall deliver progress reports to ATAC every three months and a final report together with copies of all raw data required to prepare that report before December 31 each year.

 11.      JOINT VENTURE

11.1 Upon Daneli exercising the Option, the parties may form a single purpose joint venture (the "Joint Venture") to further explore and develop the Property. Upon the request of either party, ATAC and Daneli shall execute a joint venture agreement on terms and conditions acceptable to each party, but not inconsistent with the terms of this Agreement.

11.2  The Joint Venture agreement shall contain the following principal terms:

      (a) a clause stating that Daneli shall be the Operator of the Joint Venture for as long as it retains a 50% or greater interest in the Property and will manage and carry out operations to explore and develop the property substantially in accordance with annual work programs, plans and budgets with respect to the Property that have been approved by a management committee consisting of one representative appointed by ATAC Resources Limited and one representative appointed by Daneli. Should the management committee be deadlocked, the Operator shall have the deciding vote;

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                                    7

      (b) a clause stating that the Operator may invoice each party, from time to time, for that party's proportionate share of exploration costs and mine costs incurred to the date of the invoice, or for an advance equal to the party's proportionate share of the estimated exploration costs and mine costs to be made pursuant to an adopted work program and budget.
Each party shall pay its proportionate share of the actual or proposed exploration costs and mine costs to the Operator within 60 days after receipt of the invoice;

      (c) a clause stating that a participant to the joint venture shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that participant with its opinion that any invoice or statement delivered pursuant to the joint venture agreement has been prepared in accordance with the joint venture agreement; and

      (d) an aggressor clause with standard terms permitting the non-operator to propose an annual exploration budget of at least $300,000.

11.3 A failure by a party to pay its pro-rata share of the costs and expenditures relating to an adopted work program and budget within the 60 day period aforesaid shall cause dilution of such party's interest according to the following formula:

    default party's working interest = defaulting party's expenditures x 100%
                                       expenses incurred by both parties
                                       from formation of Joint Venture

11.4 For purposes of paragraph 11.3, at the formation of the Joint Venture, each party shall be deemed to have contributed initial expenditures of $500,000 and shall have a 50% working interest in the Joint Venture.

11.5 If, pursuant to paragraph 11.3, a party's working interest in the Joint Venture is diluted to less than 10%, it shall convert its working interest to a 1% Net Smelter Returns Royalty (as defined in Schedule "B" hereto) on production from the Property.

 12.     RIGHT OF FIRST REFUSAL

12.1 Daneli and ATAC hereby acknowledge and agree that prior to entering into any agreement with a third party to dispose of an interest in the Property (a "Third Party"), the party must give notice to other party that it proposes to dispose of an interest in the Property on the terms and conditions set forth in such notice (the "Notice").

12.2 The party receiving the Notice shall have the right to enter into the Third Party agreement on the same terms as described in the Notice by advising the party delivering the Notice in writing of its intent within 14 days of the Notice (the "Exercise Period").

12.3 Neither party shall be required to have an offer to purchase an interest in the Property from a proposed purchaser before giving Notice of any proposed sale to the other party, it being intended that if the party receiving the Notice does not exercise the right of first refusal, the party

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                                 8

delivering the
Notice shall be entitled to sell the interest in the Property to any purchasers on the terms stipulated in the Notice for a period of 60 days after the expiry of the Exercise Period.

13.      FURTHER ASSURANCES

      The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of the Agreement.

14.      FORCE MAJEURE

      If Daneli is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Daneli, the time limit for the performance of the various provision of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Daneli, insofar as is possible, shall promptly give written notice to ATAC of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to ATAC as soon as such cause ceases to exist.

15.      ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

16.      NOTICE

16.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of ATAC addressed to it as follows:

          ATAC Resources Ltd.
          1016 - 510 West Hastings Street
          Vancouver, B.C.   V6B 1L8

and in the case of Daneli addressed as follows:

          Daneli Ventures Inc.
          1898 Peardonville Road
          Abbotsford, BC  V4X 2M4

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the 4th business day after the date of mailing thereof.

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                                   9

16.2 Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

17.      OPTION ONLY

      Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating Daneli to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating Daneli to do any further acts or make any further payments.

18.      RELATIONSHIP OF PARTIES

      Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

19.      TIME OF ESSENCE

      Time shall be of the essence of this Agreement.

20.      TITLES

      The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

 21.      CURRENCY

      All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of Canada.

22.      SEVERABILITY

      In the event that any of the paragraphs contained in this Agreement, or any portion thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terns or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

23.      GOVERNING LAW AND ARBITRATION

23.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereby irrevocably attorn to the jurisdiction of the courts of such Province.

23.2 All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associates therewith or derived therefrom, shall be referred to and finally


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                                    10
resolved by arbitration under the
rules of the British Columbia International Commercial Arbitration Centre.

23.3 The appointing authority shall be the British Columbia International Commercial Arbitration Centre and the case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedure for Cases under the BCICAC Rules" at Vancouver, British Columbia.

24.      ENUREMENT

       This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

ATAC RESOURCES LTD.                             DANELI VENTURES INC.
PER:                                            PER:

 /s/ W. Douglas Eaton                           /s/ Daniel Steunenberg
----------------------------                    --------------------------
Authorized Signatory                            Authorized Signatory


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                                 11


                             SCHEDULE "A"

            TO THAT CERTAIN AGREEMENT MADE AS OF JUNE 13, 2003
            BETWEEN ATAC RESOURCES LTD. AND DANELI VENTURES INC.

                               Mining                       Registered
Claim Name    Grant Number    District    Expiry Date         Owner
----------    ------------    ---------   ------------        ------

Sey 1-20    YC09221-YC09240   Whitehorse  February 22, 2006    AC 81

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                                 12



                           SCHEDULE "B"

         TO THAT CERTAIN AGREEMENT MADE AS OF JUNE 13, 2003
        BETWEEN ATAC RESOURCES LTD. AND DANELI VENTURES INC.

              NET SMELTER RETURNS ROYALTY INTEREST

1.      Calculation of Net Smelter Returns

1.1. When and after a dore or other form of concentrate is shipped from the Property to a refinery and there has been a final settlement by the refinery with respect to such delivery, Net Smelter Returns shall mean:

      1.1.1. with respect to gold and silver contained in such dore or other form of concentrate, the value of gold and silver (stated in dollars per troy ounce of gold and silver) multiplied by the number of ounces of gold and silver produced, less Allowable Deductions as defined in Section 1.3; and

      1.1.2. with respect to all other minerals, the value of other minerals, less Allowable Deductions.

The value of gold and silver shall be respectively the numerical average of the closing prices of gold and silver as reported on the COMEX (or, if the COMEX shall cease reporting gold and silver prices, then the London P.M. fix for gold or the London daily fix for silver; or, if that should cease to be reported, then as reported by another mutually agreed substitute index) at the conclusion of each day of said month in which final settlement occurred. The value of all other minerals contained in such dore or other form of concentrate shall be the numerical average of the closing prices of such minerals as reported on the London Metals Exchange at the conclusion of each day of said month; such average price shall then be used to value all such minerals (other than gold and silver) during such month. In all other cases, Net Smelter Returns shall be defined in Section 1.2.

1.2.      Except as provided in Section 1.1, Net Smelter Returns means:

      1.2.1. in the case of ores, minerals, or other products which are sold in the crude state, the amount received from the purchaser of the ores, minerals, or other products, less Allowable Deductions;

      1.2.2. in the case of ores, minerals, or other products which are processed to produce concentrates or other saleable intermediate products to be smelted or otherwise further processed, an amount equal to the market value of the concentrates or other saleable intermediate products f.o.b. the plant producing the concentrates or other saleable intermediate products, less Allowable Deductions; and

      1.2.3. in all other cases, the proceeds received or receivable from the sale or deemed sale of ores, minerals, or other products, less Allowable Deductions, where the proceeds shall be

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                               13


determined by multiplying the mineral
production during the calendar month by the monthly average spot price for such mineral as published weekly by COMEX (or, if the COMEX shall cease reporting gold and/or silver prices, then the London Bullion Market Association P.M. Gold Fix for gold or the London daily fix for silver, or, if that should cease to be reported, then as reported by another mutually agreed substitute index) or by the London Metals Exchange for other minerals, calculated by dividing the sum of all such prices reported for the calendar month divided by the number of weeks for which such prices were reported.

The parties acknowledge that the purpose of subparagraph 1.2.3 under this definition of proceeds is to pay a royalty interest on the basis of value of the minerals produced, regardless of the price or proceeds actually received for or in connection with such mineral or the manner in which a sale of mineral to a third party is made, and such average price shall then be used to value all such minerals produced during such month.

1.3.   Allowable Deductions means:

      1.3.1. charges for and taxes on transportation of mineral product from the mine or plant producing the concentrates or other saleable products to a smelter or other place of treatment, from the smelter or other place of treatment to the refinery and from the refinery to the place of sale,

      1.3.2.   insurance and security costs and charges;

      1.3.3. smelting and refining costs, treatment charges and penalties including without limitation metal losses and penalties for impurities paid to third parties;

      1.3.4. representation, assaying, and umpire costs and fees, and marketing costs and commissions;

      1.3.5 production, sales, severance, net proceeds, and other taxes measured by production or the value of production; and

      1.3.6.   royalties paid to any government agency or instrumentality.

1.4. Advance sales, forward sales, hedging, and other speculative sales arrangements shall be solely for the account, benefit and risk of payor of the Net Smelter Returns Royalty, and shall not inure to payee.

2.   Commingling

2.1. The payor may commingle ores from the Property with ores from other properties, either before or after concentration or beneficiation, so long as all data necessary to determine the weight and grade, both of the ores removed from the Property and the ores with which they are commingled, are obtained and preserved by the payor in accordance with sound mining and metallurgical practices. The payor shall then use that weight and grade data to allocate any value received between the Property and the other properties from which the other commingled ores

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                                14

were removed. All such weight, grade and allocation calculations shall be done in accordance with sound mining and metallurgical practices.

3.     Payment

3.1. Net Smelter Returns shall be calculated for each calendar quarter in which Net Smelter Returns are realized, and payment as due hereunder shall be made within 30 days after the end of each such calendar quarter. Such payments shall be accompanied by statements summarizing the computation of Net Smelter Returns and copies of all relevant settlement sheets. Such quarterly payments are provisional and subject to adjustment within 90 days following the end of each calendar year. Within 90 days after the end of each calendar year, the payor shall deliver to the payee an unaudited statement of royalties paid to the payee during the year and the calculation thereof. All year end statements shall be deemed true and correct six months after presentation, unless within that period the payee delivers notice to the payor specifying with particularity the grounds for each exception.

3.2. The payor shall keep and maintain records of all information related to the determination of Net Smelter Returns and royalties payable for a period of two years.

3.3. The payee shall be entitled, at the payee's expense, to an annual independent audit of the statement of royalties payable by a certified public accountant of recognized standing and acceptable to the payor. Such audit shall occur only if the payee delivers to the payor within four months after presentation of the related year end statement, a demand for an audit of the royalty. Failure to timely pay a royalty when due shall be an event of default upon which the payee shall have a security interest over the Property in priority to all other parties whether such parties' interest is secured or unsecured by the payor. Prior to enforcing its security interest in the Property, the payee shall first give notice to the payor stating the default and basis therefore, and the payor shall have ten business days to remedy such default. Failure to remedy such default shall result in the payee having the right to pursue all other remedies available in law, including but not limited to, seeking injunctive relief halting operations on the Property, and halting the marketing and/or sale of ores, minerals, or other products. The payee shall also have the right to recover its legal and other reasonable expenses in respect of seeking payment of royalty due it. Any royalty not timely paid shall incur interest on the outstanding amount calculated daily at a rate of 12% per annum compounded quarterly.

4.    Dispute Resolution

4.1. In the event of any dispute between the payor and the payee regarding the determination of Net Smelter Returns payable in respect of production from the Property or commingled minerals from other properties, the parties shall meet to resolve such dispute. If the parties are not able to resolve such dispute within 30 days, either party hereto may submit the matter to arbitration as provided for in the Agreement.

5.    Miscellaneous

5.1. The payor shall conduct its operations on the Property in a good and workmanlike manner

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                                  15


and shall indemnify and hold harmless the payee from all charges, suits, claims and other liabilities whatsoever related to the activities of the payor on the Property.

5.2. The payee shall have the right to register its royalty interest against title to the Property.